Exhibit 10.9

Strictly private and confidential

Addressee only

Mr Walker Boyd

Ivy Close Cottage

Wolverton

Stratford-upon-Avon

CV37 OHH

By hand

Dear Walker	2 September 2009

Early Retirement

I write further to our discussions regarding your early retirement from Signet Group Limited (the “Company”) with effect from June 2010. You have confirmed that it is your intention to step down as a director of Signet Jewelers Limited (and all other Signet group companies) with effect from the conclusion of the 2010 Annual General Meeting and to retire from your employment with the Company at the end of June 2010.

The Company’s Compensation Committee has considered the arrangements to be put in place at the time of your early retirement and has decided that, provided your early retirement takes effect in June 2010 as intended, it will exercise its discretion with regard to your pension, bonus and incentive plan arrangements as set out in this letter. The Company is proceeding on the basis that you are retiring entirely from full time employment and, other than possibly undertaking limited part-time non-executive roles, you have not obtained nor are you seeking or intending to seek an alternative full time executive position.

1.	Termination date – Your employment with the Company will terminate on Friday 25 June 2010 (the “Termination Date”).

2.	Pension – The relevant rules of the Signet Group Pension Scheme provide that early retirement attracts an actuarial reduction, which should be applied to reduce the pension payable on early retirement. In this instance, the Company has decided to waive this actuarial reduction.

3.	Short term bonus – Any short term bonus due in respect of the financial year 2010-2011 shall be paid pro-rata for the period up to the Termination Date. This bonus payment shall be calculated in accordance with the Company’s bonus scheme and shall be paid at the same time as any other payments pursuant to such bonus scheme following the end of the financial year 2010-2011.

4.	Incentive plans – As you have chosen to retire earlier than your contractual retirement age, the retirement provisions of the rules governing the Company’s Share Option, Sharesave, Long Term Incentive Plan and Omnibus Plans (together the “Incentive Plans”) will not apply. However, the Compensation Committee has considered the terms of the Incentive Plans in the current circumstances and has decided, where it has a discretion to grant you additional rights pursuant to the Incentive Plans, to exercise that discretion in the following ways:

(a)	Share Option Plans

The Compensation Committee has decided to exercise its discretion to allow the options that have already vested to continue to subsist following the cessation of your employment. In respect of those options granted pursuant to the 1993 Share Option Scheme, the options may be exercised during the 12 months following the Termination Date. In respect of those options granted pursuant to the 2003 Share Option Schemes the options may be exercised up to their normal lapse dates. Any options which have not, by the Termination Date, vested will lapse.

(b)	Share Save Plan

You currently participate in the 2009 Sharesave Plan and you have been saving £250 per month. In circumstances of your resignation (including in cases of early retirement) the options granted under the Sharesave Plan will lapse and the savings returned to you. Alternatively, you may arrange to continue saving in order to receive the tax-free bonus on maturity of the savings contract. The legislation governing such sharesave plans does not recognise a right of exercise for early retirement unless the options have been held for three years by the Termination Date. Therefore, the Compensation Committee does not have a discretion to allow the exercise of these options.

(c)	Long Term Incentive Plan

Any award of options or cash pursuant to the Long Term Incentive Plan will vest in accordance with the rules of the LTIP. In the event that the performance criteria pursuant to the LTIP are not met then such awards will not vest. The Compensation Committee has no discretion to change this position.

(d)	Omnibus Plan

The Compensation Committee has a discretion under the rules of the Omnibus Plan regarding the vesting of both performance related and time based restricted stock. The Compensation Committee has decided to exercise its discretion, on a pro-rata basis, in line with the short term bonus, to allow vesting of both performance and time restricted stock pro-rata from the date of the grant to the Termination Date. In the case of the time based restricted stock this will be approximately 12 months, and the performance based stock for the entire first year of the three year performance cycle plus approximately 5 months of the second year. No awards will be made to you pursuant to the Omnibus Plan for the fiscal year 2010-2011.

Please sign and return to me a copy of this letter to confirm your agreement to its terms. Any subsequent variation to the terms on which your early retirement will take effect will be agreed between the parties and documented in writing. The terms of this letter shall prevail over the terms of your employment contract where such terms in your employment contract conflict with the terms of this letter in any way. All other terms and conditions in your employment contract will continue in full force and effect up to the Termination Date.

I would like to take this opportunity to thank you for all your hard work with the Company over the years and wish you all the best for your retirement.

Yours faithfully,

/s/ Terry Burman
Terry Burman
For and on behalf of Signet Group Limited

I confirm my agreement to the terms of my early retirement from Signet Group Limited as set out in this letter.

/s/ Walker Boyd
Walker Boyd

2/9/09
Date

3